Amendment No. 1 to the Purchase Agreement

AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT (this "Amendment"), dated as of June 30, 2006, by and among Bombay hook LLC, a Delaware limited liability company ("Seller"), CBS Corporation, a Delaware corporation ("CBS") and CEDAR FAIR, L.P., a Delaware limited partnership ("Parent").

RECITALS

A. Seller, CBS and Parent have previously entered into that certain Purchase Agreement by and among them dated May 22, 2006 (the "Purchase Agreement");

B. Pursuant to Section 10.4 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed by the parties to the Purchase Agreement; and

C. Seller, CBS and Parent wish to amend the Purchase Agreement and make certain other agreements with respect thereto.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows.

    Definition. Capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

    Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as of the date hereof as follows:

    Recital B is hereby amended by replacing "a newly-formed corporation" in the sixth line with "Paramount Parks Experience, Inc., a Nevada corporation".

    The Purchase Agreement is hereby amended by deleting all references to Interco, mutatis mutandis, except as otherwise specified herein.

    Notwithstanding Subsection 2(b) of this Amendment, references to Interco will remain in the following sections or subsections of the Purchase Agreement: Recital B, Section 3.5, Subsection 5.12(b), Section 7.8 and Schedule III.

    Section 1.1 is hereby amended by replacing "Paramount Parks Experience, Inc., a Nevada corporation" with "Interco" in the second line of the definition of "Company Subsidiaries."

    Section 3.18(b) is hereby amended by replacing ", Paramount Parks Experience, Inc., and Interco (to the extent it is formed as a Delaware corporation)" in the first line with "and Interco".

    Section 3.18(f) is hereby amended by replacing "Companies, the Company Subsidiaries or Interco" in the first line with "Companies or the Company Subsidiaries".

    Section 7.8 is hereby amended by deleting "Paramount Parks Experience, Inc. and" from the fifth line.

    Section 11.5 is hereby amended by replacing "a newly-formed direct wholly-owned subsidiary of Parent" in the fifth line with "Magnum Management Corporation, an Ohio corporation."

    No Implied Amendments. Except as herein provided, the Purchase Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended by this Agreement.

    Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

BOMBAY HOOK LLC

By: /s/ Fredric G. Reynolds

Name: Fredric G. Reynolds
Title:

CBS CORPORATION

By: /s/ Fredric G. Reynolds

Name: Fredric G. Reynolds

Title:

CEDAR FAIR, L.P.

By: /s/ Peter J. Crage

Name: Peter J. Crage

Title: Corporate Vice President, Finance and Chief Financial Officer